                              (DYNAMEX LETTERHEAD)



FOR IMMEDIATE RELEASE

For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com


                        DYNAMEX ANNOUNCES FOURTH QUARTER
                          AND FISCAL YEAR 2003 RESULTS

FOURTH QUARTER HIGHLIGHTS:

o FOURTH QUARTER NET INCOME INCREASES 80% TO $2.2 MILLION OR $0.20 PER SHARE.

o SALES SET QUARTERLY RECORD, INCREASING 12.5% TO $67.6 MILLION.

o MANAGEMENT AFFIRMS OUTLOOK FOR FY 2004.

OCTOBER 1, 2003 -- DALLAS, TEXAS -- Dynamex Inc. (Amex: DDN), a leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.2 million or $0.20 basic income per share for the fourth quarter of FY2003 versus net income of $1.2 million or $0.11 basic income per share for the same period last year. For the year ended July 31, 2003, the Company reported net income of $7.6 million or $0.68 basic income per share, compared to a net loss of $16.3 million or $1.53 net loss per share for the prior year.

FY2002 includes a non-cash, after-tax adjustment of $19.3 million to adjust the carrying value of goodwill to fair value in accordance with FASB Statement No. 142 "Goodwill and Other Intangible Assets". FY2002 also includes one-time charges totaling $1.2 million associated with reorganizing Canadian operations. Excluding the goodwill impairment adjustment and one-time charges, FY2002 net income would have been $4.2 million, or $0.40 basic income per share.

Sales in the FY 2003 fourth quarter increased 12.5% compared to the prior year to $67.6 million, the highest quarterly sales ever recorded by the Company. Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $4.0 million compared to $3.4 million in the same quarter last year, an increase of 17% (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). For the year ended July 31, 2003, EBITDA was $14.9 million, a 9% improvement over adjusted EBITDA for the prior year.

Selling, general and administrative ("SG&A") expenses increased 10% in the FY 2003 fourth quarter compared to the prior year period to $15.6 million. Approximately one third of the increase is due to the change in the exchange rate between the Canadian dollar and the U.S. dollar. The remaining increase is due principally to higher compensation and benefits associated


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DYNAMEX - FOURTH QUARTER FISCAL YEAR 2003
October 1, 2003
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--------------------------------------------------------------------------------

with the lifting of the salary freeze earlier this fiscal year, additional operating personnel to handle new business startups, higher sales commissions related to new business, additional sales personnel, costs of implementation and training for a customer resource management system and higher unemployment taxes and medical insurance premiums. As a percentage of sales, SG&A expenses were 23.1% in FY2003 compared to 23.5% in the prior year.

Other income for the FY2003 fourth quarter was $247,000 compared to $106,000 in the prior year period. The increase is primarily attributable to foreign currency transaction gains realized on the payment of Canadian dollar denominated inter-company royalties and interest to the U.S. parent in the current year quarter.

FISCAL YEAR 2003 AND FOURTH QUARTER HIGHLIGHTS

"We are extremely pleased with our fourth quarter and fiscal year 2003 results," said Dynamex Chairman and CEO, Rick McClelland. "Our business is geared to perform well in just about any economic environment because of our variable cost structure and our full service menu that allows us to scale operations to meet our customers' requirements. Despite an unstable economy, concerns over terrorism and the war, significant increases in insurances costs, and inclement weather, our operating results improved across the board. As a result of our continuing emphasis on our local and national sales organization and focus on customer satisfaction, we grew our sales by over 6% this year. More importantly, we delivered more than a 150% increase in net income and improved shareholder value.

"Our position in the same-day transportation industry continues to strengthen," McClelland added. "Our people, comprehensive service menu, national coverage throughout the United States and Canada, and extensive customer relationships differentiate Dynamex from any other provider of same-day transportation services. We are experiencing strong new business momentum in the marketplace as evidenced by our recent announcement of new service agreements that will generate $30 million in sales over the next three years. Our on-demand, distribution and outsourcing revenue streams are continuing to grow and we expect continued new business success in fiscal 2004.

"As we move into the 2004 fiscal year, we are excited about our prospects for continued growth and increased shareholder value," McClelland concluded. "We are forecasting a 10%-25% increase in fiscal year 2004 net income and our capital structure will be even more attractive as we plan to reduce long-term debt by approximately $7.0 million this year. Our employees are doing a tremendous job of reacting and adapting to the changes that are occurring in the same-day transportation industry as a result of the economy. Despite these challenges in fiscal 2003, Dynamex generated strong results. Our focus in fiscal 2004 is to continue to increase our sales, improve net income and reduce debt and we believe we are well poised to achieve those goals."

DEBT REDUCTION

The Company reduced long-term debt $5.0 million in the fourth quarter this year, including the scheduled quarterly term-loan installment of $1.375 million. Long-term debt has been reduced to slightly less than $20 million at the end of FY 2003, approximately 37%, or $11.5 million below the prior year.

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DYNAMEX - FOURTH QUARTER FISCAL YEAR 2003
October 1, 2003
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SALES PER DAY

Sales Per Day in the fourth quarter 2003 increased 12.5% to $1.06 million. Sales were positively impacted by a 12.4% increase in the average exchange rate between the Canadian dollar and the U.S. dollar compared to the prior year. Excluding the effect of the exchange rate, Sales Per Day increased 8.1% in the fourth quarter 2003 compared to the same quarter last year.

MARGINS

The gross margin was 28.7% of sales in the current year quarter, down slightly compared to 29.0% in the prior year due to the continuing shift in business mix from on-demand to other services, a result of the sales focus toward regional and national accounts. EBITDA, as a percentage of sales, was 5.9% compared to 5.7% in the prior year quarter.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization ("D&A') in the fourth quarter 2003 decreased to $515,000 from $740,000 in the fourth quarter of 2002. As a percent of sales, D&A was 0.8% compared to 1.2% in the prior year. The reduction in D&A in the current year is primarily attributable to lower capital expenditures in recent years and the switch to two-way mobile data communication devices that require no initial capital expenditure.

INTEREST EXPENSE

Interest expense for the three months ended July 31, 2003 was $407,000, 43% below the prior year period. This decrease is primarily attributable to lower outstanding debt and to a lower prime rate during the current quarter versus the prior year quarter.

OUTLOOK

The following outlook for FY2004 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.


Management remains focused on the long-term growth and profitability of the Company. The outlook presented herein is for the fiscal year only, and does not address expected results of operations by quarter.

The outlook for FY2004 assumes an average exchange rate of $0.69 U.S. for each Canadian dollar.

The Company expects Total Sales Per Day, year-over-year growth in fiscal year 2004 of between 9% and 12%.

Dynamex expects FY2004 gross margins to decline slightly versus the prior year as the percentage of scheduled and distribution and outsourcing sales increases compared to on-demand sales. The EBITDA margin is expected to be between 5.75% and 6.25% of sales. The Company expects SG&A expenses to increase by 5.0% to 7.0% in FY2004 compared to FY2003 but decline as a percentage of sales.


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DYNAMEX - FOURTH QUARTER FISCAL YEAR 2003
October 1, 2003
Page 4
--------------------------------------------------------------------------------

Depreciation and amortization is not expected to change significantly in FY2004 from current levels. Interest expense is expected to decline in FY2004 due to a lower level of debt, relatively stable interest rates, lower amortization of financing costs and a reduction in the margins charged by the bank group. Capital expenditures are expected to be in the $2.5 million range.

The Company expects the effective income tax rate for FY 2004 to be approximately 30% as available net operating loss carryforwards will offset taxable income in the U.S. This outlook does not contemplate recognizing the benefit of available, but unused U.S. tax benefits.

The Company expects net income for FY2004 to range from $8.5 to $9.5 million, $0.75 to $0.85 basic earnings per share. Also, the Company expects to reduce long-term debt by approximately $7.0 million in FY2004.

INVESTOR CALL

The Company will host an investor conference call on Thursday, October 2, 2003 at 10:00 a.m. Central Daylight Time. All interested parties may access the call Toll-Free at 1-877-692-2592. A participant will need the following information to access the conference call: Company name - "Dynamex". A telephone replay of the conference call will be available through October 9, 2003 at Toll-Free 1-877-519-4471, Conference Pin #4198823.

The conference call will also be available on the Internet through VCall's website, located at www.vcall.com, and the link is available through the Company's website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

                                      * * *

Dynamex is a leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company's Internet e-commerce services package, dxNow(TM), is available at www.dynamex.com and www.dxnow.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company's filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.


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October 1, 2003
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DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                JULY 31,        JULY 31,
                                                                  2003            2002
                                                              ------------    ------------

                               ASSETS
CURRENT
Cash and cash equivalents                                     $      4,338    $      4,489
Accounts receivable (net of allowance for doubtful
    accounts of $721 and $562, respectively)                        26,109          23,165
Prepaid and other current assets                                     2,453           3,223
Deferred income tax                                                  1,976           1,657
                                                              ------------    ------------
    Total current assets                                            34,876          32,534

Property and equipment - net                                         4,287           4,627
Goodwill                                                            44,743          43,739
Intangibles - net                                                      981             950
Deferred income taxes                                               10,064          11,407
Other assets                                                           590             613
                                                              ------------    ------------
    Total assets                                              $     95,541    $     93,870
                                                              ============    ============

                LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
CURRENT
Accounts payable trade                                        $      6,564    $      3,894
Accrued liabilities                                                 14,805          13,543
Current portion of long-term debt                                    5,728           5,778
                                                              ------------    ------------
    Total current liabilities                                       27,097          23,215

Long-term debt                                                      14,116          25,531
                                                              ------------    ------------
Total liabilities                                                   41,213          48,746
                                                              ------------    ------------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized;
   none outstanding                                                     --              --
Common stock; $0.01 par value, 50,000 shares authorized;
   11,208 and 11,207 outstanding, respectively                         112             112
Additional paid-in capital                                          74,064          74,062
Accumulated deficit                                                (20,250)        (27,828)
Unrealized foreign currency translation adjustment                     402          (1,222)
                                                              ------------    ------------
TOTAL STOCKHOLDERS' EQUITY                                          54,328          45,124
                                                              ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $     95,541    $     93,870
                                                              ============    ============


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DYNAMEX - FOURTH QUARTER FISCAL YEAR 2003
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--------------------------------------------------------------------------------

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(IN THOUSANDS EXCEPT PERCENTAGE DATA)

                                                  THREE MONTHS ENDED                  YEAR ENDED
                                                       JULY 31,                        JULY 31,
                                            ----------------------------    ----------------------------
                                                 2003            2002            2003             2002
                                            ------------    ------------    ------------    ------------
                                                    (UNAUDITED)

Sales                                       $     67,592    $     60,103    $    250,801    $    235,945

Cost of sales                                     48,224          42,647         177,850         165,919
                                            ------------    ------------    ------------    ------------

Gross profit                                      19,368          17,456          72,951          70,026

Selling, general and administrative
    expenses                                      15,590          14,133          58,417          56,944
Depreciation and amortization                        515             740           2,124           2,957
(Gain) loss on disposal of property
    and equipment                                      9              (3)             19             (21)
                                            ------------    ------------    ------------    ------------

Operating income                                   3,254           2,586          12,391          10,146

Interest expense                                     407             722           2,194           3,065
Other (income) expense                              (247)           (106)           (340)            414
                                            ------------    ------------    ------------    ------------

Income before taxes                                3,094           1,970          10,537           6,667

Income tax expense                                   889             748           2,959           3,658
                                            ------------    ------------    ------------    ------------

Income before cumulative effect of
    change in accounting principle                 2,205           1,222           7,578           3,009

Cumulative effect of change in
    accounting for goodwill                           --              --              --         (19,261)
                                            ------------    ------------    ------------    ------------
Net income (loss)                           $      2,205    $      1,222    $      7,578    $    (16,252)
                                            ============    ============    ============    ============
Basic earnings (loss) per common share:
Before cumulative effect of
    accounting change                       $       0.20    $       0.11    $       0.68    $       0.28
Accounting change                                     --              --              --           (1.81)
                                            ------------    ------------    ------------    ------------
    Basic earnings (loss) per
           common share                     $       0.20    $       0.11    $       0.68    $      (1.53)
                                            ============    ============    ============    ============
Diluted earnings (loss) per common share:
Before cumulative effect of
    accounting change                       $       0.19    $       0.11    $       0.67    $       0.28
Accounting change                                     --              --              --           (1.81)
                                            ------------    ------------    ------------    ------------
    Diluted earnings (loss) per
           common share                     $       0.19    $       0.11    $       0.67    $      (1.53)
                                            ============    ============    ============    ============


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DYNAMEX - FOURTH QUARTER FISCAL YEAR 2003
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Page 7
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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA)
CONTINUED

                                                      THREE MONTHS ENDED                 YEAR ENDED
                                                           JULY 31,                        JULY 31,
                                                 ----------------------------    ----------------------------
                                                     2003            2002            2003             2002
                                                 ------------    ------------    ------------    ------------
                                                         (UNAUDITED)

Weighted average shares:
   Common shares outstanding                           11,208          11,207          11,208          10,614
   Adjusted common shares - assuming
      exercise of stock options                        11,432          11,245          11,364          10,651

Selected items as a percentage of sales:
 Sales                                                  100.0%          100.0%          100.0%          100.0%
 Cost of sales                                           71.3%           71.0%           70.9%           70.3%
                                                 ------------    ------------    ------------    ------------
 Gross profit                                            28.7%           29.0%           29.1%           29.7%
 Selling, general and
    administrative expenses                              23.1%           23.5%           23.3%           24.1%
 Depreciation and amortization                            0.8%            1.2%            0.8%            1.3%
 (Gain) loss on disposal of property
    and equipment                                         0.0%            0.0%            0.0%            0.0%
                                                 ------------    ------------    ------------    ------------
 Operating income                                         4.8%            4.3%            5.0%            4.3%

Adjusted EBITDA Margin                                    5.9%            5.7%            5.9%            5.8%
Adjusted EBITDA                                  $      4,016    $      3,432    $     14,855    $     13,613

Reconciliation of Non-GAAP Financial Measures:

Net income (loss)                                $      2,205    $      1,222    $      7,578    $    (16,252)
Adjustments:
Cumulative effect of change in
    accounting for goodwill                                --              --              --          19,261
Income tax expense                                        889             748           2,959           3,658
Interest expense                                          407             722           2,194           3,065
Depreciation and amortization                             515             740           2,124           2,957
                                                 ------------    ------------    ------------    ------------
EBITDA                                                  4,016           3,432          14,855          12,689
Canadian tax reorganization:
   Foreign currency transaction loss                       --              --              --             714
   Legal and professional fees                             --              --              --             210
                                                 ------------    ------------    ------------    ------------
EBITDA adjusted for unusual/non-
    recurring charge                             $      4,016    $      3,432    $     14,855    $     13,613
                                                 ============    ============    ============    ============


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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(IN THOUSANDS)

                                                                           YEAR ENDED
                                                                             JULY 31,
                                                                   ----------------------------
                                                                       2003            2002
                                                                   ------------    ------------

OPERATING ACTIVITIES
Net income (loss)                                                  $      7,578    $    (16,252)
Adjustments to reconcile net income  to  net cash provided
   by (used in) operating activities:
   Depreciation and amortization                                          2,091           2,872
   Amortization and write down of goodwill and intangible assets             33          30,109
   Provision for losses on accounts receivable                              896             623
   Deferred income taxes                                                  1,024          (8,852)
   (Gain) loss on disposal of property and equipment                         19             (21)
   Changes in current operating assets and liabilities:
   Accounts receivable                                                   (3,840)          1,177
   Prepaids and other assets                                                770             (61)
   Accounts payable and accrued liabilities                               3,932              92
                                                                   ------------    ------------
Net cash provided by operating activities                                12,503           9,687
                                                                   ------------    ------------

INVESTING ACTIVITIES
Purchase of property and equipment                                       (1,744)         (1,362)
Net proceeds from disposal of property and equipment                         56              12
                                                                   ------------    ------------
Net cash used in investing activities                                    (1,688)         (1,350)
                                                                   ------------    ------------

FINANCING ACTIVITIES
Principal payments on long-term debt                                     (6,691)        (11,255)
Net borrowings (payments) under line of credit                           (4,775)           (700)
Net proceeds from sale of common stock                                        2              --
Other assets and deferred offering costs                                   (169)           (332)
                                                                   ------------    ------------
Net cash used in financing activities                                   (11,632)        (12,287)
                                                                   ------------    ------------

                                                                   ------------    ------------
EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION                           667             373
                                                                   ------------    ------------

NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                       (151)         (3,577)
CASH AND CASH EQUIVALENTS,
    BEGINNING OF YEAR                                                     4,489           8,066
                                                                   ------------    ------------
CASH AND CASH EQUIVALENTS,
    END OF YEAR                                                    $      4,338    $      4,489
                                                                   ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                             $      1,767    $      2,508
                                                                   ============    ============
Cash paid for taxes                                                $      1,413    $      2,067
                                                                   ============    ============


                                     -END-